Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

New Director Named at Commonwealth Biotechnologies, Inc.

Joseph R. Slay, New Director, has Extensive Experience in Marketing, Public Relations

Peter Einselen Resigns from the Board

RICHMOND, VA (November 22, 2005) - Commonwealth Biotechnologies, Inc. (CBI) (NASDAQ Capital: CBTE), today announced that Joseph R. Slay has been appointed to its Board of Directors and will be seated at the first quarter Board meeting in 2006. Slay will stand for ratification by shareholders at the Company’s 2006 annual meeting. CBI is also announcing the resignation of Peter Einselen, effective immediately, who has served on the Board since 2003. Einselen opted to resign to focus on his primary business activities as a broker for Anderson and Strudwick, Inc., a regional firm headquartered in Richmond, Virginia.

Slay is a partner with The Martin Agency and president of its public relations affiliate, SLAY Public Relations. He joined The Martin Agency after a career as a journalist in Canada and the United States. He was executive editor of Alberta Report, a weekly newsmagazine in Western Canada, and managing editor of Richmond Lifestyle Magazine. Slay was owner and publisher of a newsletter for small business, an editor of a tax newsletter for small business, and an author of business publications that were translated and sold in international markets by the Alexander Hamilton Institute of New York.

Slay’s honors include the Thomas Jefferson Award for Public Relations and induction into the Virginia Commonwealth University Communications Hall of Fame. He is a member of the Executive Committee of Richmond Renaissance, a civic service committee, chairing that organization’s Advocacy Committee. He serves on the Advisory Board of Needle’s Eye Ministries, a charitable organization, and is co-founder and chairman of the board of FightSMA, an international nonprofit group dedicated to raising funds and awareness for research to cure spinal muscular atrophy (SMA), the leading genetic killer of babies.

“We are extremely pleased that Mr. Slay has accepted our offer to join CBI’s Board of Directors,” said Richard J. Freer, Ph.D., Chairman and COO of the Company. “He has a long and distinguished career in public relations and brings a unique set of skills to CBI’s Board. We are looking to Mr. Slay to help implement our strategic marketing plan which focuses on CBI’s role as a solutions provider, rather than as a platform technology company.”

About CBI

Commonwealth Biotechnologies, Inc. is a solutions provider to the global biotechnology industry, academic institutions, government agencies, and pharmaceutical companies. It offers broad ranging expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. CBI has crafted a stimulating, open environment where scientists collaborate among themselves and with our clients, take on interesting challenges and develop creative solutions. Through its FIL division, CBI offers comprehensive genetic identity testing, including paternity, forensic, and CODIS analyses. CBI is accredited by the American Association of Blood Banks, CLIA, and the National Forensic Science Technology Council, and operates a fully accredited BSL-3 laboratory. For more information, visit CBI on the web at www.cbi-biotech.com and visit FIL at www.fairfaxidlab.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities.